FEE WAIVER AGREEMENT

This Agreement is effective as of July 6, 2015, between Equinox Institutional Asset Management, LP (the “Adviser”) and Equinox Funds Trust (the “Trust”), on behalf of each of the series of the Trust set forth on Schedule A to this Agreement (each a “Fund,” and collectively, the “Funds”).

WHEREAS, the Adviser and the Trust, on behalf of each Fund, have entered into an investment advisory agreement pursuant to which the Adviser provides investment advisory services to each Fund for compensation based on the value of the average daily net assets of each Fund; and

WHEREAS, the Adviser has also entered into, or intends to enter into, separate investment advisory agreements on behalf of each Fund, with a wholly-owned subsidiary of each Fund organized under the laws of Delaware (each a “Subsidiary”), pursuant to which the Adviser provides investment advisory services to a Fund’s respective Subsidiary for compensation based on the value of the average daily net assets of such Subsidiary; and

WHEREAS, each Fund intends to invest a portion of its assets in its respective Subsidiary; and

WHEREAS, it is the intention of the parties that the Adviser collect investment advisory fees on the assets at the Fund level or assets at the Subsidiary level, but not both;

NOW, THEREFORE, the parties agree as follows:

Fee Waiver. To the extent a Fund invests assets in its respective Subsidiary, the Adviser will waive such Fund’s investment advisory fee in an amount equal to the investment advisory fee paid to the Adviser by such Fund’s Subsidiary pursuant to the investment advisory agreement between such Subsidiary and the Adviser.

Term. This agreement may not be discontinued by the Adviser with respect to a Fund as long as the investment advisory agreement between such Fund’s Subsidiary and the Adviser is in place.

Effective as of the date first set forth above.

EQUINOX INSTITUTIOINAL ASSET MANAGEMENT, LP

By:	/s/Robert J. Enck
Name:	Robert Enck
Title:	President

EQUINOX FUNDS TRUST On behalf of each Fund

By:	/s/Robert J. Enck
Name:	Robert J. Enck
Title:	President

Schedule A

to the

Fee Waiver Agreement

Effective as of July 6, 2015

Between

Equinox Funds Trust and Equinox Institutional Asset Management, LP

Fund	Effective Date
Equinox IPM Systematic Macro Fund	July 6, 2015

This Schedule A to the Fee Waiver Agreement is effective with respect to a Fund as of the date(s) set forth above.

EQUINOX INSTITUTIOINAL ASSET MANAGEMENT, LP

By:	/s/Robert J. Enck
Name:	Robert Enck
Title:	President

EQUINOX FUNDS TRUST On behalf of each Fund

By:	/s/Robert J. Enck
Name:	Robert J. Enck
Title:	President